Exhibit 5.1
Thompson & Knight LLP

ATTORNEYS AND COUNSELORS	AUSTIN DALLAS FORT WORTH HOUSTON NEW YORK ALGIERS LONDON MEXICO CITY MONTERREY PARIS
THREE ALLEN CENTER 333 CLAY STREET • SUITE 3300 HOUSTON, TEXAS 77002-4499 (713) 654-8111 FAX (713) 654-1871 www.tklaw.com
February 18, 2011
Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067-3610
Ladies and Gentlemen:
     We have acted as special counsel for Noble Energy, Inc., a Delaware corporation (the “Company”), in connection with its offering of $850,000,000 aggregate principal amount of its 6.000% Notes due 2041 (the “Notes”), which it is offering under the registration statement on Form S-3ASR (Reg. No. 333-157406) (the “Registration Statement”) that it filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
     The Company will issue the Notes under the Indenture dated as of February 27, 2009, as supplemented by a First Supplemental Indenture dated as of February 27, 2009 and a Second Supplemental Indenture dated as of the date hereof (such Indenture, as so supplemented, being the “Indenture”) between it and Wells Fargo Bank, National Association, as trustee.
     In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents:
     (a) The Indenture.
     (b) The form of the Notes.
     (c) The Underwriting Agreement dated February 15, 2011 (the “Underwriting Agreement”) between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein.
     (d) The Registration Statement.
The Indenture and the Notes are referred to herein as the “Transaction Documents”. We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other

February 18, 2011

documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed:
     (i) The genuineness of all signatures.
     (ii) The authenticity of the originals of the documents submitted to us.
     (iii) The conformity to authentic originals of any documents submitted to us as copies.
     (iv) As to matters of fact, representations and statements made in certificates of public officials and officers or other representatives of the Company.
     (v) That the Indenture constitutes the valid, binding and enforceable obligations of the Trustee.
     (vi) That the execution, delivery and performance by the Company of the Transaction Documents, do not:
     (A) except with respect to Applicable Laws, violate any law, rule or regulation applicable to it, or
     (B) result in any conflict with or breach of any agreement or document binding on it of which any holder of the Notes has knowledge, has received notice or has reason to know.
We have not independently established the validity of the foregoing assumptions.
     As used herein, “Applicable Laws” means the laws, rules and regulations of the State of New York and the General Corporation Law of the State of Delaware, including all applicable provisions of the constitution of each such jurisdiction and reported judicial decisions interpreting such laws.
     Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the Indenture, and duly purchased and paid for in accordance with the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     The opinions set forth above are subject to the following qualifications and exceptions:
     (a) Our opinion is limited to Applicable Laws, and we do not express any opinion herein concerning any other laws.

February 18, 2011

     (b) Our opinion is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors generally.
     (c) Our opinion is subject to general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).
     This opinion letter is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.
     We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement, and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Thompson & Knight LLP

HB/RHS